Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made as of the 7th day of February, 2025 (“Effective Date”) between WCS - 377 Plantation Street, Inc., a Massachusetts nonprofit corporation (“Landlord”), and Mustang Bio, Inc., a Delaware corporation (“Tenant”).

RECITALS

A.                Landlord and Tenant are parties to that certain Lease Agreement dated as of October 27, 2017 (the “Lease”) whereby Tenant leased from Landlord approximately 27,043 rentable square feet of space located on the first floor of the Building at 377 Plantation Street, Worcester, Massachusetts (the “Premises”).

B.                The Base Term (as defined in the Lease) of the Lease is currently scheduled to expire on October 31, 2026 (the “Termination Date”).

C.                Landlord and Tenant desire to enter into this Amendment to provide for earlier expiration of the Base Term of the Lease and to otherwise amend the Lease on the terms and conditions set forth in this Amendment.

AGREEMENT

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1.                  Defined Terms and Recitals. Unless otherwise defined or indicated herein, all capitalized terms used in this Amendment shall have the definitions ascribed to them in the Lease. The Recitals are incorporated herein.

2.                  Early Termination. The Base Term of the Lease currently is scheduled to expire on the Termination Date. Notwithstanding anything to the contrary contained in the Lease, the Base Term of the Lease shall terminate earlier than the Termination Date on the later to occur of (a) the Transfer Date, as such term is defined in that certain Bill of Sale and Surrender Agreement by and among, Landlord, Tenant and AbbVie Bioresearch Center Inc. attached hereto as Exhibit A (the “Anticipated Early Termination Date”), or (b) the date Tenant surrenders and yields up the Premises to Landlord in the condition required by the Lease as modified by Section 4 of this Amendment (the later of (a) or (b) to occur shall constitute the “Early Termination Date” and this agreement as to early termination, the “Early Termination”) and Tenant hereby waives its right to exercise the Extension Options granted under the Lease. Subject to the provisions of Section 4.e, below, as of the Early Termination Date, Tenant shall no longer have any obligation to pay Basic Rent, Additional Rent, Operating Expenses, or other amounts payable under the Lease excepting those amounts due and outstanding as of the Early Termination Date.

3.                  Contingent on Lease Execution. This Amendment shall be conditioned on Landlord entering into a lease with a third party with respect to the Premises, provided, however, that Landlord’s execution and delivery of this Amendment to Tenant shall evidence Landlord’s waiver of such condition.

4.             Surrender; Security Deposit.

a.	Tenant shall surrender and yield up to Landlord all of Tenant’s right, title, and interest in the Premises and parking spaces and vacate, surrender, and deliver exclusive possession of the Premises and parking spaces to Landlord on or before 11:59 P.M. (Eastern) no later than the Anticipated Early Termination Date as required under the Lease to include, but not be limited to, compliance with the Tenant Surrender Plan. Landlord hereby confirms that Tenant is and shall not be required to remove from the Premises Tenant’s Work performed with respect to its initial occupancy.

b.	Landlord approves the plan attached hereto as Exhibit B and incorporated herein by this reference as the Surrender Plan as meeting the requirements for a surrender plan set forth in Section 28 of the Lease. Landlord hereby waives (i) the requirement in Section 28 of the Lease that the Surrender Plan be presented by Tenant to Landlord at least 3 months prior to surrender of the Premises, (ii) any requirement in the Lease as to the format or content of the Surrender Plan to the extent inconsistent with the plan attached hereto as Exhibit B, and (iii) any right under the Lease to require that Tenant deliver additional non-proprietary information concerning Tenant HazMat Operations in connection with Landlord’s review and approval of the Surrender Plan. Tenant represents and warrants that the HazMat Operations materials list set forth in the Surrender Plan is true, accurate and complete.

c.	Notwithstanding any provision of the Lease to the contrary, on or before the Anticipated Early Termination Date, Tenant shall vacate and surrender the Premises to Landlord in its AS-IS, WHERE-IS condition, subject to: (a) all of Tenant’s equipment and other personal property having been removed from the Property except for those items described on Exhibit C attached hereto (the “Surrendered Property”), which Tenant shall not be required to remove from the Premises, and (b) Tenant having completed all steps for surrender set forth in the Surrender Plan.

d.	Provided that Tenant shall have complied with the terms of subparagraph 3(c) of this Amendment and all terms of the Lease, then within thirty (30) days following the Early Termination Date, Landlord shall return the Security Deposit to Tenant, less any amounts drawn on the Security Deposit under the terms of the Lease.

e.	Effective as of the Early Termination Date, neither Tenant nor anyone claiming by, through, or under Tenant shall have any further rights with respect to the Premises and/or parking spaces. In the event Tenant fails to deliver the Premises and parking spaces in the condition required under the Lease, as modified by this Amendment, on or before the Anticipated Early Termination Date, Tenant shall then be deemed a tenant at sufferance, shall be liable for holdover charges therefor as set forth in the Lease, and failure so to surrender and vacate the Premises on the Anticipated Early Termination Date shall be a default under the Lease.

5.            Release. From and after the date on which the Security Deposit (or the balance remaining thereon) is returned to Tenant by Landlord (the “Release Date”), Tenant shall fully and forever release Landlord, its successors, assigns, affiliates, employees, agents, representatives, and contractors (the “Landlord Parties”), from any and all claims that Tenant may have in connection with the Lease, including all actions, causes of action, suits, debts, agreements, covenants, obligations, liabilities, losses, damages, claims, and demands of whatever nature and whenever arising, known or unknown, at law or in equity, arising out of the Lease or otherwise (except for those matters that expressly survive the expiration or earlier termination of the Lease). On and as of the Release Date, Landlord shall fully and forever release Tenant from any and all claims that Landlord may have in connection with the Lease, including all actions, causes of action, suits, debts, agreements, covenants, obligations, liabilities, losses, damages, claims and demands of whatever nature and whenever arising, known or unknown, at law or in equity, arising out of the Lease (except for those obligations that expressly survive the expiration or earlier termination of the Lease).

6.            Representations.

a.	Tenant represents and warrants to Landlord that: (i) Tenant is the holder of the Tenant’s interest under the Lease and Tenant has the full right, power, and authority to enter into this Amendment; (ii) no other or further approval (whether a lender or otherwise) is necessary to be obtained in order for this Amendment to be fully effective; and (iii) Tenant has not assigned the Lease or subleased the Premises, and there have been no assignees, sublessees, or transferees of the Lease nor any person or firm occupying or having the right in the future to occupy the Premises, or any part thereof, except Tenant. Tenant shall indemnify, defend, and hold harmless Landlord and the Landlord Parties from and against all costs, claims, and liabilities, including reasonable attorneys’ fees, arising out of a breach of said representation and warranty.

b.	Landlord represents and warrants to Tenant that: (i) Landlord is the holder of the Landlord’s interest under the Lease and Landlord has the full right, power, and authority to enter into this Amendment, (ii) no other or further approval (whether a lender or otherwise) is necessary to be obtained in order for this Amendment to be fully effective, and (iii) as of the Effective Date, no portion of the Security Deposit has not been drawn or applied by Landlord or otherwise diminished in any way. Landlord shall indemnify, defend, and hold harmless Tenant from and against all costs, claims, and liabilities, including reasonable attorneys’ fees, arising out of a breach of said representation and warranty.

7.            Confidentiality. Except as may be required by law, Landlord and Tenant hereby agree to keep the terms of this Amendment confidential and not disclose the same to any other person or entity without the prior consent of the other party; provided, however, that the terms hereof may be disclosed without such consent to a party’s accountants, attorneys, employees, agents, potential transferees and lenders, and others in privity with such party to the extent reasonably necessary for such party’s business purposes, or in connection with a dispute hereunder.

8.            Ratification. The parties hereby ratify the Lease, as amended hereby. Tenant and Landlord each hereby warrants and represents to the other that: (i) as of the date hereof the parties have complied with all of the terms and conditions of the Lease; and (ii) to such party’s knowledge, Tenant has no right to any credit, claim, cause of action, offset, or similar charge against Landlord or Rent existing as of the date hereof.

9.           Effect of Amendment. The preparation, revision, or delivery of this Amendment for examination and discussion is merely a part of the negotiations between Landlord and Tenant. Neither party shall have any obligation or liability to the other whatsoever at law or in equity (including any claims for detrimental reliance or promissory estoppel and regardless of whether either party has commenced performance) unless and until such time as both parties shall have executed and delivered this Amendment.

10.          Counterparts. The parties acknowledge and agree that: (i) this Amendment may be executed in counterparts each of which shall be deemed an original and all of which shall be deemed one and the same instrument; and (ii) an electronic signature to this Amendment shall be deemed to have the full effect of an original signature.

11.          Miscellaneous. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors, and permitted assigns. This Amendment shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and First Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease as of the day and year first above written.

TENANT:

MUSTANG BIO, INC.

/s/ Manuel Litchman

By:	Manuel Litchman
Its:	President & CEO

LANDLORD:

WCS - 377 PLANTATION STREET, INC.

/s/ Marcy Culvervill

By:	Marcy Culvervill
Its:	President